Exhibit 21

Significant Subsidiaries

Listed below are the significant subsidiaries of the Registrant as of December 31, 2019, and the states or jurisdictions in which they are incorporated or organized. The indentation reflects the principal parenting of each subsidiary. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2019.

Schlumberger B.V., Netherlands
Cameron Lux I SARL, Luxembourg OneSubsea SARL, Luxembourg Schlumberger Canada Limited, Canada
Schlumberger SA, France
Services Petroliers Schlumberger, France
Schlumberger Norge AS, Norway
Schlumberger Holdings Corporation, Delaware
Cameron International Corporation, Delaware Schlumberger Technology Corporation, Texas
Smith International Inc., Delaware
Schlumberger UK Limited, UK
Schlumberger Plc, UK
Schlumberger Oilfield UK Plc, UK

Schlumberger Oilfield Holdings Limited, BVI
Schlumberger Holdings II Limited, BVI
Dowell Schlumberger Corporation, BVI
Schlumberger Logelco, Inc., Panama
Schlumberger Middle East SA., Panama
Schlumberger Offshore Services Limited, BVI
Schlumberger Overseas, SA, Panama
Schlumberger Seaco, Inc., Panama
Schlumberger Oilfield Eastern Ltd., BVI